UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 1, 2009 athenahealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33689	04-3387530
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
311 Arsenal Street, Watertown, MA	02472
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   617-402-1000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 1, 2009, athenahealth, Inc. (the “Company”) entered into a master agreement for U.S. availability services (the “Master Agreement”) with SunGard Availability Services LP (“SunGard”). The Master Agreement provides for managed information technology services, including hosting, network and security services, and business continuity consulting services. The term of the Master Agreement commenced as of December 1, 2009, and will continue for 26 months for the managed information technology services and 36 months for the consulting services. There is no automatic renewal of the Master Agreement. With the exception of the fact that James L. Mann, a member of the Company’s Board of Directors, is also a director of SunGard Data Systems Inc., the parent corporation of SunGard, there are no material relationships between the Company and SunGard, or between any of their respective affiliates, other than in respect of the Master Agreement and related agreements.

The Company will be requesting confidential treatment for certain portions of the Master Agreement, and intends to file a redacted copy of the Master Agreement as an exhibit to its annual report on Form 10-K for the year ending December 31, 2009.

Item 1.02 Termination of a Material Definitive Agreement.

Effective as of December 1, 2009, the Master Agreement replaced and superseded the terms of the master agreement for U.S. availability services between the Company and SunGard, dated March 31, 2007 (the “Prior Agreement”), with the exception of the managed information technology services under the Prior Agreement, which will continue until January 31, 2010. The Prior Agreement was terminated in contemplation of the Master Agreement that provides a different site for managed information technology services and for additional consulting services related to business continuity. There are no material relationships between the Company and SunGard other than as described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

athenahealth, Inc.
(Registrant)

December 7, 2009	/s/ CARL B. BYERS
Carl B. Byers
SVP and CFO